SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
              The Securities Exchange Act of 1934





Date of Report  January 10, 2000
(Date of earliest event reported)  December 30, 1999


                         RAM Energy, Inc.
     (Exact name of registrant as specified in its charter)


       Delaware                 333-42641            52-1535102
(State or other juris-          (Commission         (IRS Employer
diction of incorporation)       File Number)       Identification)


                      5100 East Skelly Drive
                          Tulsa, Oklahoma                74135
            (Address of Principal Executive Offices)  (Zip Code)


Registrant's telephone number, including area code  (918)663-2800

                                N/A
   (Former Name or Former Address, if Changed Since Last Report)

ITEM 5.  OTHER EVENTS

          In a transaction closed December 30, 1999, effective as of December 27, 1999, RAM Energy, Inc. (the "Company") completed the refinancing of its senior secured credit facility with Foothill Capital Corporation, a Wells Fargo company. The refinancing was preceded on December 22 by the Company and its prior lenders, Union Bank of California, N.A., and Den norske Bank ASA, executing an amendment to the then-existing credit facility to restore the commitment to $30.0 million and increase the borrowing base to $25.0 million, which amount was fully advanced. The refinancing was effected by Foothill purchasing from Union and Den norske the Company's outstanding $25.0 million indebtedness, together with all rights under the mortgages, security agreements and other loan documents previously executed in connection therewith.

          The Company and Foothill have entered into an Amended and Restated Loan and Security Agreement which provides for up to $30.0 million of revolving credit, subject to borrowing base restrictions and applicable limitations under the indenture governing the Company's $115.0 million senior notes due 2008. The initial term of the facility is three years and the interest rate is the Wells Fargo prime rate plus 2.0%. The Company is required to pay monthly commitment fee on the amount by which the $30.0 million commitment exceeds the average amount of the advances outstanding, together with a monthly loan servicing fee. The borrowing base under the Amended Loan Agreement initially has been set at $26.5 million, subject to monthly redeterminations based upon an agreed percentage of the discounted present value of the Company's proved developed producing reserves priced at the average of the oil and gas futures contract prices for the 24 months succeeding each redetermination date. The Amended Loan Agreement contains customary covenants which, among other things, require periodic financial and reserve reporting and the maintenance of certain financial ratios and limit the Company's incurrence of indebtedness, liens, dividends, loans, mergers, transactions with affiliates, investments and sales of assets. Proceeds of the advances under the Amended Loan Agreement may be used for general corporate purposes, including payment of interest under the senior notes provided a specified level of availability is maintained under the facility. As with the prior credit facility, the indebtedness under the Amended Loan Agreement is secured by substantially all of the Company's oil and gas properties and other assets.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 RAM Energy, Inc.


January 10, 2000                 By LARRY E. LEE
                                    Larry E. Lee
                                    President and Chief Executive Officer